Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-77573 of Ameritrade Holding Corporation on Form S-8 of our reports dated October 23, 2001 (December 12, 2001, as to Note 6) and June 6, 2002, appearing in the Annual Report on Form 10-K of Ameritrade Holding Corporation for the year ended September 28, 2001 and in the Annual Report on Form 11-K of the Ameritrade Holding Corporation Associates 401(k) Profit Sharing Plan for the year ended December 31, 2001, respectively.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska
September 6, 2002